Exhibit 99.2

ARIAD Announces Long-Term Durability-of-Response Data on Ponatinib from Ongoing Phase 1 Study

Median follow-up of more than three years for chronic-phase CML patients

72 percent of patients maintain major cytogenetic response; median duration not yet reached

CHICAGO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 2, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced long-term durability-of-response data from its Phase 1 trial of Iclusig® (ponatinib) in heavily pretreated patients with resistant or intolerant chronic myeloid leukemia (CML) or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL). The study shows that among chronic-phase (CP) patients, the median durations of major and complete cytogenetic responses, along with major molecular response, have yet to be reached. The median follow-up for CP patients still on study is now more than three years (36.5 months).

These data are being featured today at 8:00 a.m. CT in a poster presentation at the Annual Meeting of the American Society of Clinical Oncology (ASCO) being held in Chicago.

“These data show that ponatinib continues to provide deep, durable clinical responses in chronic-phase CML patients who failed several prior tyrosine kinase inhibitor therapies,” stated Michael Mauro, M.D., associate professor at the Oregon Health & Science University, Portland, Oregon. “It is noteworthy that these patients are maintaining their responses over this long period of time and that a median duration of response to ponatinib has not yet been reached.”

Phase 1 Long-Term Update

The Phase 1 dose-escalation study of ponatinib enrolled 81 patients with resistant or refractory hematologic cancers, including 43 patients with chronic-phase CML. Sixty-one percent of the CP-CML patients in this study had failed at least three prior tyrosine kinase inhibitors (TKI).

The trial is ongoing, and study data reported at ASCO show deep and durable anti-leukemic activity in CP-CML patients.

  With a median follow-up of 36.5 months, 28 of the 43 patients with CP-CML remain on study (65%). Of these, 23 are currently in major cytogenetic response (MCyR), 22 in complete cytogenetic response (CCyR), and 17 in major molecular response (MMR) or greater.
  The median time to MCyR among responders was 2.8 months (range, 1.8 to 16.6 months). The duration of MCyR ranged from 1.9 to more than 46.5 months (ongoing); the median has not yet been reached.
  The median time to CCyR among responders was 5.5 months (range, 1.8 to 33.2 months). The duration of CCyR ranged from 1.9 to more than 40.5 months (ongoing); the median has not yet been reached.
  The median time to MMR was 5.6 months (range, 1.8 to 38.7 months). The duration of MMR ranged from 2.8 to more than 41 months (ongoing); the median has not yet been reached. Of the 17 patients remaining on trial in MMR, 7 have achieved the deeper response landmark of MR4 and an additional 6 have achieved MR4.5.
  The most common non-hematologic treatment-related adverse events among all patients in this trial included rash (42%), arthralgia (20%), increased lipase (20%), fatigue (20%) and dry skin (19%), with the majority of these being grades 1 or 2 in severity. The most common hematologic treatment-related adverse events included thrombocytopenia (34%), neutropenia (14%) and anemia (12%), with thrombocytopenia and neutropenia being primarily grades 3 or 4 in severity.

“In addition to ponatinib achieving robust patient responses in this refractory CML population, responses are deepening over time, with nearly all responding patients in CCyR and more than half of the responders showing deep molecular responses,” stated Frank G. Haluska, M.D., Ph.D., senior vice president and chief medical officer at ARIAD.

About CML and Ph+ ALL

CML is characterized by an excessive and unregulated production of white blood cells by the bone marrow due to a genetic abnormality that produces the BCR-ABL protein. After a chronic phase of production of too many white blood cells, CML typically evolves to the more aggressive phases referred to as accelerated phase and blast crisis. Ph+ ALL is a subtype of acute lymphoblastic leukemia that carries the Ph+ chromosome that produces BCR-ABL. It has a more aggressive course than CML and is often treated with a combination of chemotherapy and tyrosine kinase inhibitors. The BCR-ABL protein is expressed in both of these diseases.

About Iclusig (ponatinib)

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, a common mutation which has been associated with resistance to other approved TKIs.

Indication, Usage and Dosing

Iclusig is indicated for the treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia (CML) that is resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL) that is resistant or intolerant to prior TKI therapy.

This indication is based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

The recommended dose of Iclusig is a 45 mg tablet taken once-daily with or without food.

Important Safety Information

Boxed Warning

Arterial Thrombosis: Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke have occurred in Iclusig-treated patients. In clinical trials, serious arterial thrombosis occurred in 8% of Iclusig-treated patients. Interrupt and consider discontinuation of Iclusig in patients who develop arterial thrombotic events.

Hepatotoxicity: Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function prior to and during treatment. Interrupt and then reduce or discontinue Iclusig for hepatotoxicity.

Warnings and Precautions

Congestive Heart Failure: Twenty patients treated with Iclusig (4%) experienced serious congestive heart failure (CHF) or left ventricular dysfunction (LVD), with 4 fatalities. Thirty-three patients treated with Iclusig (7%) experienced any grade of CHF or LVD. Monitor patients for signs or symptoms consistent with CHF and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation of Iclusig in patients who develop serious CHF.

Hypertension: Eight patients treated with Iclusig (2%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including hypertensive crisis. Treatment-emergent hypertension (defined as systolic BP≥140 mm Hg or diastolic BP≥90 mm Hg on at least one occasion) occurred in 67% of patients (300/449). Monitor and manage blood pressure elevations.

Pancreatitis: Clinical pancreatitis occurred in 6% of patients (5% Grade 3) treated with Iclusig. The incidence of treatment emergent lipase elevation was 41%. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis.

Hemorrhage: Serious bleeding events occurred in 5% (22/449) of patients treated with Iclusig, including fatalities. Hemorrhagic events occurred in 24% of patients. The incidence of serious bleeding events was higher in patients with AP-CML, BP-CML, and Ph+ ALL. Most events occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage.

Fluid Retention: Serious fluid retention events occurred in 3% of patients treated with Iclusig. One instance of brain edema was fatal. Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac Arrhythmias: Symptomatic bradyarrhythmias that led to a requirement for pacemaker implantation occurred in 3 (1%) Iclusig-treated patients. Advise patients to report signs and symptoms suggestive of slow heart rate (fainting, dizziness, or chest pain). Supraventricular tachyarrhythmias occurred in 5% of Iclusig-treated patients. Atrial fibrillation was the most common supraventricular tachyarrhythmia and occurred in 20 patients. For 13 patients, the event led to hospitalization. Advise patients to report signs and symptoms of rapid heart rate (palpitations, dizziness).

Myelosuppression: Severe (Grade 3 or 4) myelosuppression occurred in 48% (215/449) of patients treated with Iclusig. The incidence of these events was greater in patients with AP-CML, BP-CML and Ph+ ALL than in patients with CP-CML. Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%) with advanced disease (AP-CML, BP-CML, or Ph+ ALL) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7%(30/449) of patients overall; the majority had CP-CML (19 patients). Ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Iclusig can cause fetal harm. If Iclusig is used during pregnancy, or if the patient becomes pregnant while taking Iclusig, the patient should be apprised of the potential hazard to the fetus. Advise women to avoid pregnancy while taking Iclusig.

Adverse Reactions

The most common non-hematologic adverse reactions (≥20%) were hypertension, rash, abdominal pain, fatigue, headache, dry skin, constipation, arthralgia, nausea, and pyrexia. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia. Please see the full Prescribing Information for Iclusig, including the Boxed Warning.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data and durability of response for ponatinib. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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